Exhibit 10.7
PETMED EXPRESS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Dated: October 29, 2025)

Non-employee members of the board of directors (the “Board”) of PetMed Express, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program.
1. Cash Compensation.
(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board. For any fiscal year beginning on April 1, 2025 or after, a Non-Employee Director serving as Chair of the Board or Lead Independent Director shall receive, in lieu of the retainer in the preceding sentence, an annual retainer of $75,000 for such service.
(b) Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:
(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.
(ii) Compensation and Human Capital Committee. A Non-Employee Director serving as Chairperson of the Compensation and Human Capital Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation and Human Capital Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
            (iii) Corporate Governance and Nominating Committee. A Non-Employee Director serving as Chairperson of the Corporate Governance and Nominating Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Corporate Governance and Nominating Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

Exhibit 10.7
(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a) or 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the PetMed Express, Inc. 2024 Omnibus Incentive Plan (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.
(a)    Annual Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s shareholders (including any Non-Employee Director who is first elected to the Board on the date of such meeting), and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted on the date of such meeting an award of Restricted Stock (as defined in the Equity Plan) consisting of a number of shares of Restricted Stock equal to One Hundred Ten Thousand Dollars ($110,000) divided by the Reference Price (as defined below). The awards described in this Section 2(a) shall be referred to as “Annual Awards.” For purposes hereof, the “Reference Price” shall be the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant of an Annual Award or an Initial Award (as defined below), as applicable, unless a higher Reference Price is otherwise determined by the Board in connection with a specific award grant.

(b)    Initial Awards. A Non-Employee Director who is appointed to the Board on a date other than the date of an annual meeting of shareholders shall be granted, on the date on which he or she is first appointed to the Board, an initial award of Restricted Shares (the “Initial Award”) equal in number to the number of Restricted Shares included in the Annual Award granted to Non-Employee Directors made at the most recently preceding annual meeting of shareholders (the “Prior Meeting Annual Grant”) prorated based on the period of time from the date he or she was appointed to the Board until the vesting date of the Prior Meeting Annual Grant. For purposes of illustrating the preceding sentence, if a new Non-Employee Director is appointed to the Board six months following the most recently preceding annual meeting of shareholders and the Prior Meeting Annual Grant was for 50,000 Restricted Shares, the Initial Award would be granted for 25,000 Restricted Shares.

        (c) Vesting of Awards Granted to Non-Employee Directors. Except as otherwise determined by the Board, (i) each Initial Award shall vest on the first (1st) anniversary of the date of the Non-Employee Director’s appointment to the Board, subject to the Non-Employee Director continuing in service on the Board through such vesting date, and (ii) each Annual Award shall vest on the first (1st) anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. Upon a Non-Employee Director’s death or disability, or upon a Change of Control (as defined in the Equity Plan), all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee

Exhibit 10.7
Director shall become fully vested, irrespective of any other provisions of the Equity Plan or any award agreement.

(d) Changes to Form of Equity Awards in the Future. Notwithstanding the provisions of this Section 2, the Board may, in its discretion, determine that any Initial Awards or Annual Awards to be granted in the future may be granted, in whole or in part, in the form of alternative equity awards to the extent permitted by the Equity Plan, such as restricted stock units (RSUs), in such manner as the Board may determine.
(e) Annual and Initial Awards Made in 2025. The Company shall make the Annual Awards for 2025 (and the Initial Award for the person who became a Non-Employee Directors during 2025 prior to the date of this Program) on the date of the adoption of this Program in lieu of the dates provided above, provided that (i) the Reference Price for purposes of such awards shall not be less than $3.25 per share, (ii) the Initial Award granted on the date of the adoption of this Program will be for a number of Restricted Shares equal to the Annual Award granted on the same date but prorated based on the number of days between the date on which the Non-Employee Director first joined the Board and the date of this Program, and (iii) notwithstanding Section 2(c) above, if the service of any Non-Employee Director on the Board terminates prior to the vesting of any Annual Award granted pursuant to this paragraph, such Annual Award shall vest on the date of termination as to a pro rata number of shares included in the Annual Award based on the number of days during the vesting period of such award during which the Non-Employee Director served as a member of the Board (with the remaining shares being forfeited), and. For purposes of illustrating preceding clause (iii), if a Non-Employee Director ceases to be a member of the Board 6 months after the date of grant of the Annual Award, then 50% of the shares included in the Annual Award granted in 2025 shall vest upon termination of service on the Board.
3. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
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